Exhibit 99.1

Ronald Kaiser	or	Scott Solomon
Chief Financial Officer		Vice President
Sucampo Pharmaceuticals, Inc.		Sharon Merrill Associates, Inc.
301-961-3400		617-542-5300
rkaiser@sucampo.com		scmp@investorrelations.com
Sucampo Pharmaceuticals Reports Financial Results
for the Third Quarter of 2007
AMITIZA® Success Drives Strong Year-over-Year Growth in Product Royalty Revenue
Bethesda, Md., November 13, 2007 — Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today reported its financial results for the third quarter and nine months ended September 30, 2007.
“I am very pleased with the accomplishment of so many operational and financial highlights in the third quarter,” said Ryuji Ueno, M.D., Ph.D., Ph.D., the Company’s founder, chairman and chief executive officer. “We were able to meet our goals of successfully completing our initial public offering (IPO), internalizing our contract sales force, and enrolling our first patients in two clinical trials - Phase III pivotal studies of lubiprostone for the treatment of opioid-induced bowel dysfunction (OBD) and a multi-center Phase II dose-finding trial of cobiprostone (SPI-8811), for the prevention of ulcers and other gastrointestinal injuries in arthritis patients treated with nonsteroidal anti-inflammatory drugs (NSAIDs). These studies underscore our drug development and commercialization strategy of targeting large and underserved markets, with an emphasis on diseases associated with an aging population.”
“AMITIZA® has enjoyed a great response in its first full year on the U.S. market, and we are proud of its continuing success among patients with Chronic Idiopathic Constipation,” Dr. Ueno continued. “Through our combined sales forces, Sucampo Pharmaceuticals and Takeda Pharmaceutical Company Limited (Takeda), our co-marketing partner for AMITIZA in the U.S., are promoting it to a targeted market of over 110,000 specialty and primary care physicians, who serve in private practices, long-term care centers and academic institutions throughout the country. Just this past week, Sucampo and Takeda launched the national TV direct-to-consumer (DTC) campaign for AMITIZA in the U.S. With the establishment of our internal sales force, which focuses on the long-term care and medical learning center markets, the withdrawal of Novartis’ Zelnorm® earlier this year, and the launch of the national DTC program, we believe AMITIZA is poised to become a leading prescription product for the treatment of Chronic Idiopathic Constipation in adults.”

Total revenues for the quarter ended September 30, 2007 increased 55% to $12.9 million from $8.3 million in the third quarter of 2006 and increased 56% to $74.7 million for the nine months ended September 30, 2007, from $47.9 million for the nine months ended September 30, 2006. Product royalty revenue of $7.0 million for the third quarter of 2007 compared with product royalty revenue of $79,000 in the third quarter of 2006 and product royalty revenue increased 314% to $18.9 million in the first nine months of 2007 from $4.6 million for the comparable nine month period in 2006, reflecting significant increases in U.S. sales of AMITIZA® (lubiprostone, 24 mcg), for the treatment of Chronic Idiopathic Constipation in adults since its introduction in April of 2006. Research and development revenue declined to $4.7 million for the third quarter of 2007 from $6.8 million for the third quarter of 2006 but increased to $52.1 million for the first nine months of 2007 compared with $38.9 million for the comparable period in 2006. These revenue changes primarily reflected 1) the Company’s completion of its initial development program of AMITIZA for the treatment of irritable bowel syndrome with constipation (IBS-C), which resulted in the recognition of all previously deferred related revenue by the end of the second quarter of 2007; and 2) the inclusion in the second quarter of 2007 of $30.0 million in research and development milestone revenue earned from Takeda, the Company’s U.S. collaboration partner for AMITIZA, upon Sucampo Pharmaceuticals’ filing in June 2007 of a supplemental New Drug Application (sNDA) seeking marketing approval of AMITIZA for IBS-C.
The Company reported a net loss of $474,000, or $0.01 per share, based on 39.3 million weighted average common shares outstanding for the third quarter of 2007, compared with net income of $82,000, or $0.00 per diluted share, for the third quarter of 2006, based on 35.3 million weighted average diluted common shares outstanding, but reported a net income of $13.9 million, or $0.38 per diluted share, for the nine months ended September 30, 2007, based on 36.8 million weighted average diluted common shares outstanding compared with net income of $16.9 million, or $0.49 per diluted share, for the same period in 2006, based on 34.5 million weighted average diluted common shares outstanding.
Total operating expenses for the third quarter of 2007 increased to $13.7 million from $8.7 million for the third quarter in 2006 and increased to $54.2 million for the nine months ended September 30, 2007 compared with $32.6 million for the comparable period in 2006. Higher R&D expenses in 2007 were associated with the Company’s clinical development programs for IBS-C, the initiation of its OBD clinical studies of lubiprostone and of its NSAID clinical study of cobiprostone, as well as its ongoing development of prostone technology compounds. Increased general and administrative expenses for the nine months of 2007 were primarily the result of a one-time cash and stock-based award to the Company’s founders of $9.2 million to compensate them for stock options previously granted and now terminated. These expenses also reflected higher operational headcount and higher rent expense for new leased office space, partially offset by a decline in stock-based compensation expense from employee stock options. The year-to-date increase in selling and marketing expenses reflected nine full months of commercial activity in 2007 for AMITIZA, which was launched in the second quarter of 2006.

Dr Ueno concluded, “The completion of our IPO, which generated approximately $30 million in cash for the company, and the receipt of the $30 million milestone payment from Takeda upon the filing of our AMITIZA sNDA for IBS-C, bring our cash, cash equivalents and short-term investments to $89.7 million at September 30, 2007 from $51.9 million at the end of last year. Our operating income for the nine months ended September 30, 2007 of approximately $20.5 million and our operating loss for the third quarter of only $875,000, demonstrate our efforts toward building a specialty pharmaceutical company that uses ongoing revenues to support the majority of its existing market and product operations, while investing milestone payments and funds from financing to develop new compounds to meet the needs of patients in our target markets.”
Company to Host Conference Call
In conjunction with its third quarter financial results, the Company will host a conference call at 10:00 a.m. ET Tuesday, November 13, 2007. To participate on the live call, please dial (888) 677-8780 from the U.S. and Canada or, for international callers, please dial (913) 981-5543. A replay of the call will be available until midnight Tuesday, November 20 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). Confirmation code for the replay is 1872421. A live and archived audio webcast of the call will be available via the “For Investors” page of the Sucampo Pharmaceuticals website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals’ website approximately 10 minutes prior to the scheduled start time.
About Sucampo Pharmaceuticals
Sucampo Pharmaceuticals, Inc., a specialty pharmaceutical company based in Bethesda, MD, focuses on the discovery, development and commercialization of drugs based on prostones, a class of compounds derived from functional fatty acids that occur naturally in the human body. The therapeutic potential of prostones was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ chairman and chief executive officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding chief executive officer and advisor, international business development. Sucampo Pharmaceuticals’ first product, AMITIZA® (lubiprostone), received marketing approval from the FDA in January 2006 for the treatment of Chronic Idiopathic Constipation in adults. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” “may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the quarterly report on Form 10-Q for the period ended June 30, 2007, the final prospectus relating to Sucampo Pharmaceuticals’ initial public offering and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

SUCAMPO PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2007	2006
ASSETS:
Current assets:
Cash and cash equivalents	$29,228	$22,481
Short-term investments	60,451	29,399
Accounts receivable	4,394	1,537
Product royalties receivable	6,998	2,029
Income taxes receivable	2,180	2,355
Deferred tax assets, net	15	1,612
Prepaid income taxes	933	—
Prepaid expenses and other current assets	1,672	536

Total current assets	105,871	59,949
Restricted cash	220	213
Property and equipment, net	2,258	343
Deferred tax assets — noncurrent, net	473	3,289
Deposits and other assets	177	3,290

Total assets	$108,999	$67,084

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$4,347	$2,391
Accrued expenses	6,563	5,410
Deferred revenue — current	580	11,517
Other current liabilities	—	8

Total current liabilities	11,490	19,326
Deferred revenue, net of current portion	8,768	9,192
Other liabilities	1,712	33

Total liabilities	21,970	28,551

Commitments
Stockholders’ equity:
Series A convertible preferred stock, $0.01 par value; no shares authorized at September 30, 2007 and 10,000 shares authorized at December 31, 2006; no shares issued and outstanding at September 30, 2007 (unaudited) and 3,780 shares issued and outstanding at December 31, 2006	—	20,288
Class A common stock, $0.01 par value; 75,000,000 shares authorized; 15,538,518 shares issued and outstanding at September 30, 2007 (unaudited) and 8,799,385 shares issued and outstanding at December 31, 2006.	155	88
Class B common stock, $0.01 par value; 75,000,000 shares authorized; 26,191,050 shares issued and outstanding at September 30, 2007 (unaudited) and December 31, 2006	262	262
Additional paid-in capital	96,142	41,555
Accumulated other comprehensive loss	(89)	(294)
Accumulated deficit	(9,441)	(23,366)

Total stockholders’ equity	87,029	38,533

Total liabilities and stockholders’ equity	$108,999	$67,084

SUCAMPO PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
				(Restated)
Revenues:
Research and development revenue	$4,652	$6,759	$52,105	$38,900
Contract revenue	—	—	—	1,500
Collaboration revenue	37	37	110	110
Contract revenue — related parties	114	129	344	263
Product royalty revenue	6,998	79	18,869	4,563
Co-promotion revenue	1,051	1,290	3,318	2,558

Total revenues	12,852	8,294	74,746	47,894

Operating expenses:
Research and development	6,760	2,810	20,054	12,355
General and administrative	3,028	2,778	19,664	10,978
Selling and marketing	2,695	3,068	9,652	7,073
Milestone royalties — related parties	—	—	1,500	1,250
Product royalties — related parties	1,244	14	3,354	981

Total operating expenses	13,727	8,670	54,224	32,637

(Loss) income from operations	(875)	(376)	20,522	15,257
Non-operating income (expense):
Interest income	780	436	1,575	1,403
Interest expense	(4)	(4)	(8)	(84)
Other (expense) income, net	(224)	26	(184)	288

Total non-operating income, net	552	458	1,383	1,607

(Loss) income before income taxes	(323)	82	21,905	16,864
Income tax provision	(151)	—	(7,980)	—

Net (loss) income	$(474)	$82	$13,925	$16,864

Net (loss) income per share:
Basic net (loss) income per share	$(0.01)	$0.00	$0.38	$0.49

Diluted net (loss) income per share	$(0.01)	$0.00	$0.38	$0.49

Weighted average common shares outstanding — basic	39,312	34,986	36,447	34,172

Weighted average common shares outstanding — diluted	39,312	35,303	36,835	34,489

Comprehensive (loss) income:
Net (loss) income	$(474)	$82	$13,925	$16,864
Other comprehensive income (loss):
Foreign currency translation	281	(13)	205	(201)

Comprehensive (loss) income	$(193)	$69	$14,130	$16,663